Merrill Lynch Fundamental Growth Fund, Inc.

File No. 811-6669

Item No. 77M (Mergers) -- Attachment

During the fiscal semi-annual period ending February 28, 2002, Merrill Lynch Fundamental Growth Fund, Inc. (the "Registrant") acquired substantially all of the assets and assumed substantially all of the liabilities of Merrill Lynch Growth Fund, Inc. ("Growth Fund"), File No. 811-4934.

At a meeting of the Board of Directors of Growth Fund held on June 20, 2001 and a meeting of the Board of Directors of the Registrant held on July 11, 2001, the Boards approved the proposal pursuant to which the Registrant would acquire substantially all of the assets of Growth Fund and assume substantially all of the liabilities of Growth Fund in return for newly issued shares of the Registrant to be distributed to the shareholders of Growth Fund in proportion to such shareholders interest in Growth Fund in liquidation of Growth Fund.

On July 23, 2001, in connection with the Reorganization, the Registrant filed a Registration Statement on Form N-14 (File Nos. 333-65644 and 811-6669) (the "N-14 Registration Statement"). The N-14 Registration Statement contained the proxy materials soliciting the approval of the Reorganization by the shareholders of Growth Fund. Pre-Effective Amendment Nos. 1 and 2 to the N-14 Registration Statement were filed on August 21, 2001 and September 10, 2001, respectively, and the N-14 Registration Statement as so amended was declared effective by the Commission on September 10, 2001. Post-Effective Amendment No. 1 to the N-14 Registration Statement was filed on January 3, 2002.

On November 30, 2001, the shareholders of the Registrant and Growth Fund approved the Reorganization at a special meeting of shareholders held for that purpose. On December 17, 2001 (the "Reorganization Date"), pursuant to the Agreement, Growth Fund transferred assets valued at $1,216,568,438.65 to the Registrant and received in exchange 71,490,077.494 newly-issued Class A, Class B, Class C, and Class D shares of the Registrant comprised of 19,487,125.815 Class A shares, 28,546,495.571 Class B shares, 2,529,130.678 Class C shares and 20,927,325.430 Class D shares. Such shares were then distributed to the shareholders of Growth Fund on that date in proportion to each shareholders interest (by Class) in the assets transferred.

An Application for Deregistration on Form N-8F was filed by Growth Fund with the Securities and Exchange Commission on January 25, 2002.